604 Filed Pursuant to Rule
File Number

PART II: OFFERING CIRCULAR

PRELIMINARY OFFERING CIRCULAR: An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED: February 20, 2018, SUBJECT TO COMPLETION

DLP POSITIVE FIXED RETURNS FUND LLC
604 Market Street
St. Augustine, FL 32095
(800) 350-8061

Best Efforts Offering of
$50,000,000 (1)

Note Investments ("Notes")

Minimum Note Holder Amount: $50,000.

This Offering Circular relates to the offer and sale on a best efforts basis of up to an aggregate of $50,000,000 in Membership Interests of DLP POSITIVE FIXED RETURNS FUND, LLC (the "Company"). The offering will commence as soon as this Offering Circular has been qualified by the Securities and Exchange Commission (the "SEC") and shall remain open to new and existing investors through subsequent closings until the Company has sold Securities with an aggregate purchase price of $50,000,000, unless earlier terminated in the Manager's sole discretion. This offering is available to both accredited and non-accredited investors. Generally, if you are a non-accredited investor, your aggregate investment in any particular offering may not exceed more than 10% of the greater of your annual income or net worth. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

(1) The Company expects to raise a cumulative sum of approximately $200 million in Note sales prior to the end of the year 2021 with a maximum raise of no more than $50 million in any twelve month period from the commencement of the offering. .

The Company is a Delaware limited liability company. The manager of the Company is DLP PFR MANAGEMENT, LLC (the "Manager"), a Delaware limited liability company. The Company will endeavor to produce attractive risk adjusted returns by investing in a range of real estate backed opportunities. Opportunities may include, but are not limited to loans to Affiliates, investments into Affiliates' other funds, preferred equity investments and partnerships, the acquisition and disposition of non-performing notes as well as other real estate backed investment funds. Investments shall be made in target markets in which the Manager feels confident and comfortable in its ability to invest and underwrite effectively. The Company may also take any action incidental and conducive to the furtherance of the aforementioned purposes.
The Company is hereby offering to investors, pursuant to this Offering Circular, an opportunity to purchase Notes in the minimum aggregate amount of Fifty Thousand Dollars ($50,000) (the "Minimum Offering Amount") and up to the maximum aggregate amount of Fifty Million Dollars ($50,000,000) (the "Maximum Offering Amount") in any twelve (12) month period (the "Offering"). The Manager has the sole discretion to raise the Maximum Offering Amount, to accept investments in a lesser amount, or require a higher amount.
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           Price to public  Underwriting discount and   Proceeds to Issuer  Proceeds to Other Persons
              commissions(1)
Per Membership Interest $50,000,000  N/A     $49,950,000   $50,000 (2)
Total Minimum (3)
Total Maximum (3)
TOTAL          $50,000,000       $49,950,000   $50,000 (2)
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(1) DLP Positive Fixed Returns Fund LLC does not intend to use commissioned sales agents or underwriters. Please refer to the section entitled "PLAN OF DISTRIBUTION" of this Offering Circular for additional information.
(2) Proceeds may be used to pay the fees associated with the company's accountants, legal counsel and other service providers in connection with preparing and filing this Offering Circular. Such amounts are not contingent on the amount of securities sold.
(3) There is no minimum or maximum amount for this offering.
Investing in the Securities involves a high degree of risk, including risks associated with income tax, use of proceeds and conflicts of interest. Before buying any Securities, you should carefully read the discussion of material risks of investing in the Securities in "RISK FACTORS" herein. This Offering Circular supersedes any prior offering memorandum with respect to the Securities.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

TABLE OF CONTENTS

Page
IMPORTANT INFORMATION REGARDING THIS OFFERING CIRCULAR  5
SUMMARY OF OFFERING      7
STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS   12
STATEMENT REGARDING FORWARD-LOOKING INFORMATION   13
RISK FACTORS       14
USE OF PROCEEDS       28
DESCRIPTION OF BUSINESS      29
DESCRIPTION OF SECURITIES OFFERED    30
PLAN OF DISTRIBUTION      31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS      33
MANAGEMENT       34
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS  37
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS 37
CONFLICTS OF INTEREST      37
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS   40
ERISA CONSIDERATIONS      41
HOW TO SUBSCRIBE      42
ADDITIONAL INFORMATION      42
INDEX TO FINANCIAL STATEMENTS     43
GLOSSARY OF DEFINED TERMS     44
PART III - EXHIBITS      47
SIGNATURES       48
NOTE SCHEDULE*       49

IMPORTANT INFORMATION REGARDING THIS OFFERING CIRCULAR
This offering circular has been prepared solely for the benefit of authorized persons interested in the offering. This memorandum does not constitute an offer or solicitation to any person except those particular persons who satisfy the suitability standards described herein.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments, or have other material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled "Additional Information" below for more details.

There is no public market for the Notes and none is expected to develop in the future. Sums invested are also subject to substantial restrictions upon withdrawal and transfer, and the membership interests offered hereby should be purchased only by investors who have no need for liquidity in their investment.

Non-U.S. investors have certain restrictions on resale and hedging under regulation S of the act. Distributions under this offering might result in a tax liability for the non-U.S. investors. Each prospective investor is urged to consult his, her or its own tax advisor or pension consultant to determine his, her or its tax liability.

No person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this memorandum, and any such information or representations should not be relied upon. Any prospective purchaser of Notes who receives any such information or representations should contact the manager immediately to determine the accuracy of such information. Neither the delivery of this memorandum nor any sales hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company or in the information set forth herein since the date hereof.

Prospective investors should not regard the contents of this memorandum or any other communication from the company as a substitute for careful and independent tax and financial planning. Each prospective investor is encouraged to consult with his, her, or its own independent legal counsel, accountant and other professionals with respect to the legal and tax aspects of this investment and with specific reference to his, her, or its own tax situation, prior to subscribing for membership interests.

The purchase of Notes by an individual retirement account ("IRA"), Keogh plan or other qualified retirement plan involves special tax risks and other considerations that should be carefully considered. Income earned by qualified plans as a result of an investment in the company may be subject to federal income taxes, even though such plans are otherwise tax exempt.
The Notes are offered subject to prior sale, acceptance of an offer to purchase, and to withdrawal or cancellation of the offering without notice. The manager reserves the right to reject any investment in whole or in part.

The manager will make available to any prospective investor and his, her, or its advisors the opportunity to ask questions and receive answers concerning the terms and conditions of the offering, the company or any other relevant matters, and to obtain any additional information to the extent the manager possesses such information.

The information contained in this memorandum has been supplied by the manager. This memorandum contains summaries of documents not contained in this memorandum, but all such summaries are qualified in their entirety by references to the actual documents. Copies of documents referred to in this memorandum, but not included as an exhibit, will be made available to qualified prospective investors upon request.

SUMMARY OF OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached including, but not limited to, the Limited Liability Company Operating Agreement of the Company (the "Operating Agreement"), and Subscription Agreement, should be read in their entirety before any investment decision is made. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Operating Agreement. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, then this Offering Circular shall prevail.

The Company:  DLP Positive Fixed Returns Fund LLC, (the "Company") is a Delaware limited liability company with a principal office located at 604 Market Street St. Augustine, FL 32095. The Company is a credit fund which will endeavor to produce attractive risk adjusted returns by making real estate backed loans. These loans will be loans made directly to real estate investors as well as provide senior participation and provide leverage facilities against loans made by other Affiliates that make loans directly to real estate investors. Loans will be made against real estate located throughout the United States; with an expected focus on the East Coast. The Company may also take any action to further the foregoing purposes.

The Manager:  DLP PFR Management, LLC is a Delaware limited liability company located at 604 Market Street St. Augustine, FL 32095. The Manager will manage the Company. The Manager and its Affiliates will receive Management and other Fees.

Investment Objective:  The objective of the Company is to provide real estate backed loans to investors including Affiliates intended to generate returns in excess of those returns paid to the Note Holders.

Offering Size:  The Company is seeking to raise a maximum aggregate amount of approximately $200 million in Note sales by the end of 2021 with a maximum raise of no more than $50 million in any twelve month period from the date of Offering. However; the Manager, in Manager's discretion may reduce or increase the minimum or maximum aggregate amounts where the Manager deems appropriate.

Manager Capital Commitment: The Manager will make, directly or indirectly through its Affiliates or members, a Capital Commitment to the Company of no less than five percent (5%) of the aggregate amount of Notes issued. The investment will be made as a member of the Company, and will be subordinate to the Notes issued to the Note Holders of the Company.

Term of the Company: The Company is an open-ended "evergreen" Company with no set end date. The Manager expects to originate and acquire Company Assets on a frequent and ongoing basis and will continue to do so indefinitely until the Maximum Offering has been reached, or until the Manager believes market conditions do not justify doing so. The Manager intends generally to utilize the return of capital from the disposition of Company Assets to originate and acquire new Company Assets, however; the Manager expects to manage the Company's investments and capital structure in such a manner as to attempt to provide a reasonable level of capability for the Company to accommodate redemption requests given the relatively illiquid nature of real estate based investments in general.

If the Manager deems it appropriate based on evolving market conditions and dynamics, the Manager shall cease to originate and acquire new Company Assets and shall distribute any return of capital from the disposition of Company Assets in accordance with the Liquidation Waterfall until all Company Assets have been liquidated. The Manager may choose to redeem Notes and liquidate Company Assets at any time during the life of the Company.

Note Holders/Notes: The Company intends to have multiple tiers of rates based on the amount of money invested from a Note Holder and the duration of the maturity. These tiers may change from time to time. The interest rate for each maturity date and dollar amount combination shall be set by the Manager in a Note Schedule to be published periodically, but manager may also offer alternative note offering rates & terms from time to time. Notes may be purchased, with the consent of the Manager, at any time at the interest rate and terms defined for that period by the Manager. The Company may prepay the outstanding principal and interest to any Note Holder at any time without penalty.

Note Holders will be lenders to the Company on a Pan Passu basis with the other Note Holders and have a blanket secured interest in the Company Assets. This secured interest will be in a senior position except in circumstances where individual Company Assets have been or are being pledged by the Company to any senior lender ("Credit Facility or "Facility").

Target Returns: Note Rates are expected to be in the range from 5% to 10%, depending on investment size and Note duration. See Note Schedule.

Minimum Investment: Investors shall have the opportunity to purchase notes ("Notes") from the Company in the minimum aggregate amount of Fifty Thousand Dollars ($50,000), however; the Manager may, in Manager's discretion, accept a lesser amount.

Monthly Distributions: Note holders shall have the option (prior to any liquidation of the Company) to receive Returns actually distributed either (a) paid to them via ACH, or (b) have the earned interest reinvested into the Note Holder's capital account on a monthly basis.

Redemption and Early Repayment: Notes that are not otherwise redeemed at maturity shall convert to Open Redemption Option Notes. Such Open Redemption Option Notes may be redeemed at any time by providing ninety (90) days' advance written notice to the Manager.

The granting or not of the early Repayment request shall be subject to the sole discretion of the Manager and may be subject to an Early Repayment Fee.

Investor Suitability: This offering is limited to certain individuals, Keogh plans, IRAs and other qualified Investors who meet certain minimum standards of income and/or net worth. Each purchaser must execute a Subscription Agreement and Investor Questionnaire making certain representations and warranties to the Company, including such purchaser's qualifications as a "Qualified Purchaser." (See "Investor Suitability herein").

Financial Reporting: The Company expects to use the accrual basis of accounting and shall prepare its financial statements in accordance with Generally Accepted Accounting Principles ("GAAP"). The Company will produce a minimum of quarterly financial reports to investors.

Books and Records: Note Holders or their authorized representatives shall at all reasonable times and for any purpose reasonably related to the business and affairs of the Company and their interest therein have access to the Company's books and records.

Affiliates of the Manager: The Affiliates of the Manager include, but are not limited to Don Wenner Home Selling Inc. dba DLP Realty, DLP Property Management, DLP Capital Advisors, LLC, DLP Realty Investments, LLC dba DLP Builders, DLP Management Group, LLC Direct Lending Partner, LLC, and Alliance Property Transfer, LLC, as well as other companies or funds including DLP Lending Fund, LLC, DLP Fixed Fund I, LLC, DLP Income & Growth Fund I, LLC, DLP Equity Fund I, LP and DLP Equity Fund II, LLC. Affiliates shall also include any existing or any such future entities and funds in which Don Wenner is either directly or indirectly a controlling principal.

Management Fee: The Manager will charge an annual Management Fee of 1% of the total Assets Under Management ("AUM"). The Management Fee shall be calculated, prorated, and paid at the end of each calendar month.

Company Administration: The Company intends initially to manage administration in house, but may retain the services of an outside third party administrator to provide administration and investor relations functions. The cost thereof shall be a Company Expense, at a cost of .35% of the Company's AUM. Loan servicing shall be administered internally by the Manager, or an Affiliate of the Manager at usual and customary market rates.

Company Income: The Company will receive as Company income, 100% of all interest collected on loans.

Use of Leverage/Credit Facilities: The Company and/or any SPV(s) of the Company may choose to borrow money from time to time from one or more senior lenders ("Credit Facilities" or "Facilities") and may pledge one or more Company Assets as collateral for any such borrowing.

Any Facility shall be nonrecourse to the Members. The Manager (and/or its principals) and the Company may agree to provide its Guarantees for a given Facility but are not required to do so. Any Facility will likely have covenants that affect the Company, any SPVs, and the Manager.

Company Expenses: Company Expenses shall include, but not necessarily be limited to the following: Company organizational costs, legal and accounting related costs for tax return preparation, financial statement preparation and/or audits, legal fees and costs, filing, licensing or other governmental fees, other third party audits, loan servicing fees, insurance costs (including without limitation GL, D&O, E&O and Fidelity), Company administration costs, fees associated with any Credit Facilities; and any other expenses associated with operation of the Company or management of its Assets. Expenses may include expenses for services provided by Affiliates and costs and expenses may be apportioned and/or reimbursed to or from Affiliates.

Key Man Life Insurance: The Manager is a beneficiary of life insurance policy on the life of Donald Wenner in the minimum amount of $2,000,000. The proceeds of such a policy is intended to provide the Manager with sufficient liquidity to be able to operate without duress while a new Key Man is identified and approved by the Members or to allow the Company to proceed with an orderly liquidation of its Assets.

Waterfall: The following outlines the priority ("Waterfall") for the distribution of cash from the Company:
  Interest and principal payments on any Facility;
   - Note Holder interest, payable monthly;
   - Company Expenses;
   - Manager annualized 1% Management Fee (paid monthly) on total AUM as of the last calendar day of each month, and any other fees due the Manager;
   - Repayment of maturing Notes, if any; and
   - Distribution of remaining cash to the Manager.

Upon dissolution of the Company, except a dissolution caused by the dissolution, bankruptcy, or withdrawal of the Manager where a substitute Manager is retained within 90 days of such dissolution or bankruptcy or one year in the case of withdrawal, the Company will be liquidated and the proceeds of liquidation will be applied as follows:
   - Interest and outstanding principal balance of any Credit Facility;
   - Note Holder principal, followed by accrued Note Holder interest, all on a Pari Passu basis; and
   - Liquidation and/or other Company Expenses;
   - Manager annualized 1% Management Fee (paid monthly) on total AUM as of the last day of each calendar month; and
   - Distribution of remaining assets to the Manager.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Securities will be sold only to "qualified purchasers" (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law "Blue Sky" review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that investments offered hereby are offered and sold only to "qualified purchasers" or at a time when our Securities are listed on a national securities exchange. "Qualified purchasers" include: (i) "accredited investors" under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor's subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a "qualified purchaser" for purposes of Regulation A.

To determine whether a potential investor is an "accredited investor" for purposes of satisfying one of the tests in the "qualified purchaser" definition, the investor must be a natural person who has:

 1. an individual net worth, or joint net worth with the person's spouse, that exceeds $1.0 million at the time of the purchase, excluding the value of the primary residence of such person; or
 2. earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year. If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a "qualified purchaser," annual income and net worth should be calculated as provided in the "accredited investor" definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor's home, home furnishings and automobiles.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

RISK FACTORS
There are significant risks associated with investing in the Company's Securities and such Securities are highly speculative and should not be purchased by anyone who cannot afford a total loss of his or her entire investment. Before you purchase Securities in the Company, please review below a list of risks that the Company specifically wants to bring to your attention. There are undoubtedly many more risks that could interfere with the business of the Company and the summary below is not intended to be full and complete. You should carefully consider the following risk factors together with all of the other information included in this offering circular, including the matters addressed under "Forward-Looking Statements," in evaluating an investment in the Company's Securities. If any of the following risks were to occur, the Company's business, financial condition, results of operations, cash flows and ability to make cash distributions could be materially adversely affected.

Risks Relating to an Investment in the Company - General

We are conducting this offering on a "best efforts" basis.

This Offering is being conducted on a "best efforts" basis. No guarantee can be given that all or any of the securities will be sold, or that sufficient proceeds will be available to conduct successful operations. Receipt of a relatively small amount of capital contributions may reduce the ability of the Company to spread investment risks through diversification of its loan portfolio. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the likelihood that any single asset's performance would adversely affect our profitability will increase. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

An investment in Securities is speculative and there is no guarantee of profitability.

The Manager anticipates that revenues will be sufficient to create net profits for the Company. However, there can be no assurance that revenues will be sufficient for such purpose. Although the Manager believes in each investment's economic viability, there can be no guarantee that the investments will be profitable to the extent anticipated. Poor performance by a few of the investments could significantly affect the total returns to Investors.

There is no guaranteed return of investor's investment.

The investments offered hereby are speculative and involve a high degree of risk. There can be no guarantee that an Investor will realize a substantial return on the investment, or any return at all, or that the Investor will not lose the entire investment. For this reason, each prospective Investor should read this Offering Circular and all documents in the Subscription Booklet carefully and should consult with his/her or its own legal counsel, accountant(s), or business advisor(s) prior to making any investment decision.

There is no assurance that we can obtain suitable financing arrangements.

The Company and/or any SPV(s) of the Company may choose from time to time to borrow money from one or more lenders (a "Credit Facility" or "Facility") and utilize one or more Company Assets as collateral for any such borrowing. The Company further may issue debt securities in the future. The Operating Agreement grants the Manager significant latitude and discretion in its ability to use Credit Facilities in the operation of the Company. However, the Operating Agreement also places specific limitations on the use of Credit Facilities by the Manager, namely:

The Company will not utilize a Facility in an amount in excess of 80% of the Stated Value of any Company Asset at the time of procurement of that debt.

Any Facility shall be nonrecourse to the Investors. The Manager and/or the Company may agree to provide its Guaranty for a given Facility but is not required to do so. Any Facility will likely have covenants that affect the Company, any SPV(s), and the Manager.

Although the purpose of leverage is to provide flexibility and additional liquidity options to the Company, reduce required Member equity, as well as potentially increase the overall Member return, its use is inherently risky and can instead increase the risk of loss.

Risks Related to Compliance and Regulation

We are subject to significant government regulation, which may affect our ability to operate.

The industry in which the Company will become an active participant may be highly regulated at both state and federal levels, both with respect to its activities as an issuer of securities and its investing activities. Some of these regulations are discussed in greater detail below under "U.S. Securities Laws and Foreign Investors," "Compliance with Anti-Money Laundering Requirements," "Usury Risk," "Risk that the Company May Become Subject to the Provisions of the Investment Company Act of 1940," "Risk that the Manager May Become Subject to the Provisions of the Investment Advisers Act of 1940," "The Company's Reliance on Exclusions from the Investment Company Act May Impact Certain Investment Decisions," and "Recent and Anticipated Legislative and Regulatory Activity." The Company or the Company Assets may be subject to governmental regulations in addition to those discussed in this Offering Circular, and new regulations or regulatory agencies may develop that affect the Company's operations and ability to generate revenue. The Company will attempt to comply with all applicable regulations affecting the markets in which it operates. However, such regulation may become overly burdensome and therefore may have a negative effect on the Company's ability to perform as illustrated.

We are offering securities pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our securities less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements as compared to a traditional initial public offering, which may make an investment in our Securities less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our Securities, we may be unable to raise the necessary funds necessary to commence operations, or acquire property, which could severely affect the value of our Securities.

We may become subject to the Investment Company Act, which could interfere with our intended operations.

The Company intends to operate so as to not be regulated as an investment company under the Investment Company Act based upon certain exemptions thereunder. Specifically, the Company expects to be exempted from registration under the Investment Company Act because the Company will be primarily engaged in purchasing or acquiring mortgages and other liens on, and interests in, real estate and the purchase and/or sale of loans, assets and distressed assets as determined under exemptions from the Investment Company Act and rules issued thereunder. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. However, if the Company fails to qualify for exemption from registration as an investment company, its ability to conduct its business as described herein will be compromised. Any such failure to qualify for such exemption would likely have a material adverse effect on the Company.

Our reliance on certain exclusions from the Investment Company Act may impact certain investment decisions.

The Investment Company Act excludes a real estate program from the definition of an "investment company" if it is "primarily engaged" in, the origination or acquisition of mortgages and other liens on, and/or interests in, real estate. The Manager has not sought a no-action letter from the SEC to confirm that the Company is eligible for this exemption. However, the Manager will rely on guidance issued by the SEC stating that so long as qualifying percentages of the Company's assets consist of (1) mortgages and other liens on or interests in real estate; and (2) the remaining percentage of the Company's assets consist primarily of real estate related assets, the Company will remain exempt from the Investment Company Act registration requirements. These formulaic requirements may negatively impact the Company's investment flexibility and the ability of the Manager to invest in other funds, limited partnerships, limited liability companies, and other similar vehicles.

This offering is being made subject to Regulation A, which has recently undergone significant changes.

The Company is conducting this offering pursuant to Regulation A, which was amended effective June 19, 2015. Because of these recent amendments, there is still significant uncertainty with respect to the parameters of an offering pursuant to this regulation. In addition, these regulations may change as regulators develop practices with respect to such amendments, which changes may be detrimental to the Company or its ability to raise funds. If the Company were to inadvertently violate the parameters of this type of offering, it may be subject to enforcement action or civil liabilities under securities laws. Such violation may also affect the Company's ability to raise capital in the future.

Compliance with anti-money laundering requirements may require the Company to disclose investor information to regulatory authorities.

The Company may be subject to certain provisions of the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("the Patriot Act"), including, but not limited to, Title III thereof, the International Money Laundering and Abatement and Anti-Terrorist Financing Act of 2001 ("Title III"), certain regulatory and legal requirements imposed or enforced by the Office of Foreign Assets Control ("OFAC") and other similar laws of the United States. In response to increased regulatory concerns with respect to the sources of the Company's capital used in investments and other activities, the Manager may request that Investors provide additional documentation verifying, among other things, such Investor's identity and source of funds to be used to purchase Units. The Manager may decline to accept a subscription if this information is not provided or on the basis of the information that is provided. Requests for documentation and additional information may be made at any time during which a Member holds Units. The Manager may be required to report this information, or report the failure to comply with such requests for information, to appropriate governmental authorities, in certain circumstances without informing a Member that such information has been reported. The Manager will take such steps as it determines are necessary to comply with applicable law, regulations, orders, directives or special measures, including, but not limited to, those imposed or enforced by OFAC, the Patriot Act and Title III. Governmental authorities are continuing to consider appropriate measures to implement anti-money laundering laws and at this point it is unclear what steps the Manager may be required to take; however, these steps may include prohibiting a Member from making further contributions of capital to the Company, from lending further monies to the Company, depositing distributions or interest to which such Member would otherwise be entitled into an escrow account or causing the withdrawal of such Investor from the Company.

Risks Related to Conflicts of Interest

There are conflicts of interest between us, our Manager and its Affiliates.

The Manager, its Affiliates, and its principals are subject to various conflicts of interest in managing the Company. The Company will pay the Manager and/or Affiliates substantial fees, some of which are not determined by arm's length negotiations. The Company will pay a monthly Management Fee to the Manager of 1% (annualized) of the total collective assets under management, ("AUM") as determined on the last day of each month. Given that the Management Fee and other fees are calculated off the AUM, a potential incentive exists for the Manager to inflate the AUM in order to increase the Manager's fees.

The Manager and/or Affiliates may charge reasonable, market-based loan origination, extension, processing, underwriting, administration, loan servicing, legal, accounting and inspection fees in connection with services provided in connection with the business of the Company. Direct Lending Partner may receive fees in connection with the origination of mortgage loans. DLP Realty may receive compensation in the form of commissions paid through the closing of the purchase or sale of a Company borrower, or Company Asset. DLP Construction may receive compensation from the construction and project management services it provides to Company Borrowers or the Company directly for properties it acquires through foreclosure. Alliance Property Transfer, LLC may receive compensation for title and escrow related services it provides to borrowers and/or the Company directly. All fees and compensation paid to Affiliates shall be market-based and commercially reasonable at all times. In these regards, the interests of the Manager and its Affiliates are in conflict with the Members.

The Company does not at this time have its own officers, directors, or employees. The Manager supervises and controls the business affairs of the Company, locates investment opportunities for the Company, raises capital for the Company, administers the financial affairs of the Company, and renders certain other services. The Manager, however, shall devote only such time to the Company's affairs as may be reasonably necessary to conduct its business. The Manager, and/or its Affiliates and principals, may be a manager of other companies (some of which may directly compete with the business of the Company) and have other business interests of significance. These conflicts are described in greater detail under "Conflicts of Interest" below.

The Company will make Mortgage Loans and Preferred Equity Investments to Affiliates of the Manager.

The Company may make Mortgage Loans and preferred equity investments to one or more of the Manager's Affiliates, and allocating the Manager's management time, services, and functions between such Affiliate and the Company presents an inherent conflict of interest. The Manager, however, believes that it will have sufficient staff, consultants, independent contractors, and business managers to perform all necessary responsibilities to the Company, while servicing the needs of any Affiliate who is a Borrower from the Company.

It is the Company's policy that loans and investments made to an Affiliate will be underwritten to the same standards as a loans and investments made to a non-affiliated Borrower; however, there is subjectivity in determining whether any Borrower has met the underwriting criteria.

Additionally, while the Company and the Manager expect to take the same approach to all Borrowers, it is uncertain that the Company and Manager would exercise the same level of assertiveness and the same collection practices with Affiliated Borrowers than with non-Affiliated Borrowers.

An increase in the number of Notes issued may reduce the amount the Company has available to make distributions to investors.

The Company is open-ended, which means it does not have restrictions on the amount of Notes the Company will issue. If demand is high enough, the Company may continue to issue Notes no matter how many Investors there are. While this Offering is for up to a maximum amount of $50,000,000, this amount may be increased at any time in the sole discretion of the Manager. Additional Notes may be sold from time to time to the Manager, its Affiliates, new Investors, or current Investors that choose to exercise their Reinvestment Option. As additional Notes are issued, the increase in Notes may reduce the amount the Company has available to make distributions to any one Investor, as distributions will need to be distributed amongst more Notes. The Company intends to only accept additional capital to the extent it will result in additional yields sufficient to provide for the associated distributions, but the Company cannot assure Investors that this will happen. In addition, subsequent sales may be on terms that are more or less favorable to the Note Holders than under the current Note Schedule. Since all Notes are Pari Passu however, Investors that paid different amounts may be entitled to similar returns.

Risks Related to Mortgage Loans and Real Estate Asset Based Model

Real estate investing is inherently risky.

The Company will be subject to the risks that generally relate to investing in real estate. Real estate historically has experienced significant fluctuations and cycles in performance that may result in reductions in the value of the Company's real estate related investments. The performance and value of its investments once originated or acquired depends upon many factors beyond the Company's control. The ultimate performance and value of the Company's investments are subject to the varying degrees of risk generally incident to the ownership and operation of the properties in which the Company invests and which collateralize or support its investments.

The ultimate performance and value of the Company's investments will depend upon, in large part, the Borrower's or the Company's ability to operate any given property so that it produces sufficient cash flows necessary to pay the interest and principal due to the Company on its Mortgage Loans and investments and/or to recover the Company's equity investment in the case of REO. Revenues and cash flows may be adversely affected by: changes in national or local economic conditions; changes in local real estate market conditions due to changes in national or local economic conditions or changes in local property market characteristics, including, but not limited to, changes in the supply of and demand for competing properties within a particular local property market; competition from other properties offering the same or similar services; changes in interest rates and the credit markets which may affect the ability to finance, and the value of, investments; the ongoing need for capital improvements, particularly in older building structures; changes in real estate tax rates and other operating expenses; changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes, and other natural disasters, acts of war, or terrorism, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; changes in governmental rules and fiscal policies which may result in adverse tax consequences, unforeseen increases in operating expenses generally or increases in the cost of borrowing; decreases in consumer confidence; government taking investments by eminent domain; various uninsured or uninsurable risks; the bankruptcy or liquidation of major tenants; adverse changes in zoning laws; the impact of present or future environmental legislation and compliance with environmental laws; the impact of lawsuits which could cause the Company to incur significant legal expenses and divert management's resources, including, but not limited to the following:

Other owner(s) of a Participation in such an Asset may have different ideas, motivations, or desired outcomes than the Company which may give rise to disputes in how to manage such as Asset. There may be additional legal costs for Participations in event of default due to having multiple participants in the ownership of the Asset.

The Company's real estate related investments will be subject to the varying degrees of risk and significant fluctuations in their value. The value of the Company's investments depends upon the real property owner's ability to repair or rehabilitate the property as projected, operate the real property in a manner sufficient to meet its commitments, including debt service, and/or maintain or increase revenues in excess of operating expenses or, in the case of real property leased to a single lessee, the ability of the lessee to make rental payments. Revenues may be adversely affected by changes in national or international economic conditions; changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics; the financial condition of tenants, buyers, and sellers of properties; competition from other properties offering the same or similar services; changes in interest rates and in the availability, cost, and terms of mortgages; the impact of present or future environmental legislation and compliance with environmental laws; the ongoing need for capital improvements (particularly in older structures); changes in real estate tax rates and other operating expenses; adverse changes in governmental rules and fiscal policies; civil unrest; acts of God, including earthquakes, hurricanes, and other natural disasters; acts of war; acts of terrorism (any of which may result in uninsured losses); adverse changes in zoning laws; and other factors that are beyond the control of the real property owners and the Company. In the event that any of the properties underlying the Company's investments experience any of the foregoing events or occurrences, the ability of the real property owner to pay the interest and principal on any debt securities would be negatively impacted.

The Company may invest in subordinated (Unsecured or Second Lien Position) Loans which are inherently risky.

Some of the Company's investments may consist of subordinated Mortgage Loans. Such investments will be subordinated to the senior obligations of the property or issuer, either contractually, inherently due to the nature of equity securities, or both. In the event of default on the senior debt, the Company as a holder of a subordinated loan may be at the risk of realizing a loss of up to all of its investment before the senior debt will suffer any loss. Consequently, greater credit risks are usually attached to these subordinated investments than to a Borrower's first mortgage or other senior obligations. In addition, these securities may not be protected by financial or other covenants and may have limited liquidity. Adverse changes in the Borrower's financial condition and/or in general economic conditions may impair the ability of the Borrower to make payments on the subordinated securities and cause them to default more quickly with respect to such securities than with respect to the Borrower's senior obligations. In most cases, the Company's management of its investments and its remedies with respect thereto, including the ability to foreclose on any Collateral securing investments, will be subject to the rights of the more senior lenders and contractual Intercreditor provisions.

The Company's investments are illiquid in nature.

Although some of the Company's investments may generate current income, the illiquidity commonly associated with real estate investments may limit the Company's ability to vary its portfolio of investments in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments as well as the legal or contractual restrictions on their resale. In addition, illiquidity may result from the decline in value of a property comprising one of the Company's investments. There can be no assurances that the fair market value of any property held by the Company will not decrease in the future, leaving the Company's investment relatively illiquid.

Furthermore, although the Manager expects that the Company's investments will be disposed of prior to dissolution, the Company may have to sell, distribute, or otherwise dispose of its investments at a disadvantageous time as a result of dissolution.

The Company may become subject to penalties for usury.

State and federal usury laws limit the interest that lenders are entitled to receive on loans. Statutes differ in their provision relating to usury and as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the Borrower may have the recorded mortgage or deed of trust canceled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, permitting the Borrower to have the recorded mortgage or deed of trust canceled without any payment and prohibiting the lender from foreclosing.

Transactions originated or acquired by the Company may be subject to state usury laws imposing maximum interest charges and possible penalties for violation, including restitution of excess interest and unenforceability of debt. The Company intends to originate or acquire transactions which charge various rates of interest, and uncertainties in determining the legality of interest rates and other borrowing charges under some state statutes may result in inadvertent violations. Some state laws make it illegal to charge or collect interest at a rate exceeding a certain percentage rate per annum, unless the lender belongs to a class of regulated lenders such as banks, mortgage companies, or real estate brokers. It is expected that all loans made and acquired by the Company will attempt to comply with state usury restrictions, if any, and will utilize usury savings clauses; however, usury laws in the states where the Company's investments are located may limit the ability of the Company to charge interest and may create risk to the Company and the Company's principal.

The Company relies on digital operations.

The Company is nearly paperless, with all documents secured and managed digitally. The Company utilizes industry proven software that allows it to track and manage its investments with confidence and accuracy. However, there are risks associated with technology. Defects in software products and errors or delays in processing of electronic transactions could result in:
 - transaction or processing errors;
 - diversion of technical and other resources from other efforts;
 - loss of credibility with current or potential customers;
 - harm to reputation; or
 - exposure to liability claims.

In addition, the Company relies on technologies supplied by third parties that may also contain undetected errors, viruses, or defects that could have a material adverse effect on the Company's financial condition and results of operations.

Other General Risks of an Investment in the Company

The Company may be unable to find a sufficient number of attractive investment opportunities to meet its investment objectives.

The Company has not identified the particular investments it will make. Accordingly, an Investor must rely upon the ability of the Manager in making investments consistent with the Company's investment objectives and policies. Although the principals have been successful in locating investments in the past, the Company may be unable to find a sufficient number of attractive opportunities to invest its committed capital or meet its investment objectives.

Furthermore, there may be a period of time before the Manager fully invests the proceeds of this Offering and begins to make distributions or payments. The Company's Manager will attempt to invest the proceeds as quickly as prudence and circumstances permit; however, no assurance can be given as to how quickly the proceeds will be invested. Consequently, the distributions you receive on your investment may be reduced pending the investment of the Offering proceeds in real estate loans or direct real estate acquisition.

The Company's Due Diligence May Not Reveal All Factors Affecting an Investment and May Not Reveal Weaknesses in Such Investments.

There can be no assurance that the Manager's due diligence processes will uncover all relevant facts that would be material to an investment decision. Before making an investment, the Manager will assess the strength of the underlying properties and any other factors that they believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, the Manager will rely on the resources available to them and, in some cases, investigations by third parties.

The Company will be relying on the Manager's discretion and acquisition expertise.

The Manager will make all Company management decisions, including Company Asset selection. The Company will be relying in large part on the Manager's acquisition expertise, The Manager may resign at any time with one-year notice to the Members without liability to the Company or Manager.

Don Wenner is considered a Key Man. If Mr. Wenner were to leave the Manager, die, or become permanently disabled, the Manager's ability to continue the management of the Company could be materially and adversely affected. Upon the death or permanent disability of Mr. Wenner, the Members shall have the right to approve a replacement Key Man by majority vote for a period of up to one year. If no replacement Key Man is appointed by the Members within the maximum one year period, the Company shall permanently cease to make new investments and shall proceed with an orderly liquidation of its Assets.

The Manager is the beneficiary of life insurance policy on the life of Don Wenner in a minimum amount of $2,000,000. The proceeds of such a policy is intended to provide the Manager with sufficient liquidity to be able to operate without duress while a new Key Man is identified and approved by the Members or to allow the Company to proceed with an orderly liquidation of its Assets.

If the Manager withdraws or is terminated the Members may not be able to locate a suitable replacement.

The Company presently only has one Manager. If the Manager, subject to its one-year notice requirement, withdraws from the Company, is terminated by the Members, for cause or otherwise, or is terminated as Manager by dissolution or bankruptcy, it may be difficult or impossible for the Members of the Company to locate a suitable replacement for the Manager. If it is unable to replace the Manager, the Company would proceed with liquidating the Company's Assets, which may or may not be able to be successfully executed.

The Company's activities may subject it to the risks of becoming involved in litigation.

The Company's investment activities may include activities that will subject it to the risks of becoming involved in litigation by third parties. The expense of defending claims against the Company by third parties and paying any amounts pursuant to settlements or judgments would be borne by the Company and would reduce net assets and could require the Partners to return distributed capital and earnings to the Company. The General Partner, the Investment Manager, and their Affiliates will be indemnified by the Company in connection with such litigation, subject to certain conditions.

Because of the nature of certain of our investments, the Company may be subject to allegations of lender liability.

In recent years, a number of judicial decisions in the U.S. have upheld the right of Borrowers to sue lending institutions on the basis of various evolving legal theories (collectively termed "lender liability"). Generally, lender liability is founded upon the premise that an institutional lender has violated a duty (whether implied or contractual) of good faith and fair dealing owed to the Borrower or has assumed a degree of control over the Borrower resulting in creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Because of the nature of certain of the Company's investments, the Company could be subject to allegations of lender liability.

In addition, under common law principles that, in some cases, form the basis for lender liability claims, if a lending institution (a) intentionally takes an action that results in the undercapitalization of a Borrower to the detriment of other creditors of such Borrower, (b) engages in other inequitable conduct to the detriment of such other creditors, (c) engages in fraud with respect to, or makes misrepresentations to, such other creditors or (d) uses its influence as an equity holder to dominate or control a Borrower to the detriment of the other creditors of such Borrower, a court applying bankruptcy laws may elect to subordinate the claim of the offending lending institution to the claims of the disadvantaged creditor or creditors, a remedy called "equitable subordination." The Company could be subject to claims from creditors of an obligor that the Company's investments in debt obligations of such obligor should be equitably subordinated. Alternatively, in bankruptcy a court may re-characterize the Company's claims or restructure the debt using "cram down" provisions of the bankruptcy laws.

Disruptions in the financial markets or deteriorating economic conditions could adversely impact the Company's ability to access capital.

As a result of the credit crisis and the occurrence of several high profile bankruptcies, recent government bailouts, bank failures, other negative corporate events, and certain other recent events, the financial markets have been disrupted in general and the availability and cost of capital for the Company and that of the Company's competitors have been adversely affected. The achievement of the Company's targeted rate of return is dependent, at least in part, upon the Company's ability to access capital at rates and on terms the Manager determines to be acceptable. If the Company's ability to access capital becomes significantly constrained, the Company's financial condition and future investments may be significantly adversely affected.

Uninsured losses including those relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our shareholders' investment.

The Company will require that all Assets are insured against hazard. However, some events may be uninsurable or insurance coverage for such events may not be economically practicable. Losses from earthquakes, floods, or other weather phenomena, for example, as well as losses due to theft or fraudulent acts that could occur may be uninsured and cause losses to the Company. In addition, insurance may lapse without proper notice to the Manager and/or Assets may become temporarily uninsured and sustain damage during this period.

There may not be sufficient quality opportunities to immediately invest the proceeds received when Assets are paid off.

There is a risk that when the Assets are paid off, there may not be sufficient quality opportunities to immediately redeploy the proceeds received from these payoffs into new Assets. If the Company is unable to locate new Assets in a timely manner, the excess cash may water down the overall yield to the Company or the Manager may choose to repay Investors a portion or all of their Capital Account earlier than expected.

The real estate and financial sectors are highly competitive industries and competitive conditions could adversely affect our business or financial results.

The business and arena in which the Company is engaged is highly competitive, and the Company and Manager compete with numerous established entities, some of which have more financial resources and experience in the business than the Company or Manager. The Company and Manager expect to encounter significant competition from other market participants including private lenders, private equity fund managers, real estate developers, pension funds, real estate investment trusts, other private parties, potential investors or homeowners, and other people and/or entities with objectives similar in whole or in part to those of the Company. Any general increase in the availability of capital for such purposes may increase competition for Company Assets and could reduce the yields they produce, including those of the Company.

Investment of cash in Money Market Accounts involves a risk of loss.

The Company intends to place all its cash which is not otherwise invested in Money Market Accounts. Each Money Market Account will consist of investments that are immediately liquid, and that, in the Manager's judgment, are sufficiently safe while producing a yield on the Company's cash. The Manager intends to choose such investments which appear to have a very low probability of loss. Notwithstanding the foregoing, any investment inherently involves certain risks.

We may become subject to the Investment Company Act, which could interfere with our intended operations.

The Company intends to operate so as to not be regulated as an investment company under the Investment Company Act of 1940 (the "Investment Company Act") based upon certain exemptions thereunder. Companies that are subject to the Investment Company Act must register with the SEC and become subject to various registration, governance, and reporting requirements. Compliance with such restrictions would limit the Company's flexibility, and create additional financial and administrative burdens on the Company. The Company believes it can avoid these restrictions based on one or more exemptions provided for companies like the Company. Specifically, the Company expects to be exempted from registration under the Investment Company Act because the Company will not make a public offering of the Units and the Company will be primarily engaged in purchasing or acquiring mortgages and other liens on, and interests in, real estate as determined under exemptions from the Investment Company Act and rules issued thereunder. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. However, the SEC has recently indicated that it may seek to narrow the exemption from registration for entities engaged in purchasing or acquiring mortgages and other liens on real estate. If the Company fails to qualify for exemption from registration as an investment company, its ability to conduct its business as described herein will be compromised. Any such failure to qualify for such exemption would likely have a material adverse effect on the Company.

Though the Manager does not intend to register under the Investment Advisers Act, it may be required to register under one or more state investment adviser acts ("State Advisers Acts"). State Advisers Acts are similar to the Investment Advisers Act but generally apply to investment advisers that are not subject to the Investment Advisers Act because of the amount of AUM or other exemptions from registration. The Manager intends to seek exemptions from such registration where possible. If the Manager does have to register under one or more State Advisers Acts, such registration may create administrative and financial burdens on the Manager.

Our Manager may become subject to the Investment Company Act, which would subject it to various regulatory requirements.

The Manager has not registered as an investment adviser under the Investment Advisers Act of 1940 (the "Investment Advisers Act") and intends to operate so as to not be required to register as an investment adviser with the SEC for as long as possible (based upon certain exemptions thereunder). Specifically, investment advisers are not required to register under the Investment Advisers Act so long as they have less than $110 million in AUM, and the Manager expects to be further exempted from registration so long as the Manager has less than $150 million in AUM based on the fact that it is a manager to a real estate company that is a qualifying private company exempt from registration under the Investment Company Act. If or when the Manager exceeds that threshold, unless it is eligible for another exemption, it will be required to register under the Investment Advisers Act and will be subject to various restrictive provisions provided for therein. The Manager cannot determine at this time, what, if any, impact such registration and restrictions will have on its business or the business of the Company.

The Company's Reliance on Exclusions from the Investment Company Act May Impact Certain Investment Decisions.

The Investment Company Act excludes a real estate program from the definition of an "investment company" if it is "primarily engaged" in, the origination or acquisition of mortgages and other liens on, and/or interests in, real estate. The Manager has not sought a no-action letter from the SEC to confirm that the Company is eligible for this exemption. However, the Manager will rely on guidance issued by the SEC stating that so long as qualifying percentages of the Company's assets consist of (1) mortgages and other liens on or interests in real estate; and (2) the remaining percentage of the Company's assets consist primarily of real estate related assets, the Company will remain exempt from the Investment Company Act registration requirements. Because the Company is relying on an exemption that is dependent on the nature of the Company's investment holdings, the Manager may need to consider such restrictions when assessing a potential investment for the Company, and may decide not to pursue an asset because such asset would jeopardize the Company's use of the exemption, as opposed to whether or not the asset would otherwise be a sound investment for the Company.

Recent legislative and regulatory initiatives have imposed restrictions and requirements could have an adverse effect on our business.

The U.S. Congress, the SEC, and other regulators have taken, or represented that they may take, action to increase or otherwise modify the laws, rules, and regulations applicable to techniques and instruments in which the Company may invest. New (or modified) laws, rules, and regulations may prevent, or significantly limit the ability of, the Manager from using certain such instruments or from engaging in such transactions. This may impair the ability of the Manager to carry out the Company's investment strategy and may otherwise have an adverse impact on the Company's returns. Compliance with such new or modified laws, rules, and regulations may also increase the Company's expenses and therefore, may adversely affect the Company's performance. It is not possible at this time to predict with certainty what, if any, impact the new or modified regulations will have on the Manager or the Company, and it is possible that such impact could be adverse and material.
We may become liable for indemnification obligations to our Manager or its affiliates.

The Company will be required to indemnify the Manager and certain affiliated persons and entities of the Manager for liabilities incurred in connection with the affairs of the Company. Such liabilities may be material and have an adverse effect on the returns to the Members. The indemnification obligation of the Company will be payable from the assets of the Company, and Investors may be required to return certain amounts distributed to them to satisfy the indemnity obligations of the Company.

Risks Specific to Note Holders

Risk of Failure to Notify Manager of Desire to Cash-Out at Maturity

The Note Holder shall have responsibility for notifying the Manager of its desire to cash-out its Note. No later than 90 days prior to the Maturity Date, a Note Holder shall notify the Manager of Note Holder's desire to cash-out and receive payment of outstanding principal and interest upon the Maturity Date. If the Note Holder does not provide the 90 day Cash-Out Notice, the Note upon the Maturity Date will automatically extend at the Note rate less 1% until either (i) the Note Holder notifies the Company that it wishes for the outstanding balance of the Note to be rolled over into a new Note, based on the then current Note Schedule, and such new Note is executed, or (ii) 90 days after the Note Holder provides a Cash-Out Notice.

Risk of 90-Day Continuance at Election of the Company

The Company may not be able to repay the principal balance of a Note at its Maturity Date. The Company shall have the right, upon receipt of 90 days Cash-Out Notice, to continue to make interest payments on a monthly basis to the Note Holder at the existing Note Rate plus 1% for up to 90 days beyond the Maturity Date without such continuation constituting an Event of Default.

Notes are not Liquid

An investment in the Notes is intended as an illiquid investment, and Notes are only repurchased or repayable early upon the written consent of the Manager, which may be withheld in its sole discretion.

Restrictions on Transfer

Note Holders will not be free to sell or transfer Notes without written consent from the Manager which may be withheld in its sole discretion. There is no market for the Notes, public or private, and there is no likelihood that one will ever develop. Note Holders must be prepared to hold their Notes to the Maturity Date, or beyond, and as a long-term investment. To comply with applicable tax and securities laws, the Manager, in its sole discretion, may refuse to consent to a transfer or assignment of Notes.

Pari Passu Intercreditor Interests; Note Holder Representative

The respective interests of each Note Holder in and to any payments made by the Company in respect of the Notes, any Security, and any collections in connection with the foreclosure of such Security shall be Pan Passu and no Note Holder shall have any priority over the other; provided further, that any such payments, Security, and/or collections received by any Note Holder, other than such payments, Security, and collections that are received by all Note Holders on a pro rata basis, shall be paid by such Note Holder to the Representative, to be held in trust for the benefit of all Note Holders.

The Representative shall initially be the Manager, and the Manager shall retain the right to select and appoint successor Representatives. The Representative shall have the authority to sign all documents, and take any action necessary to protect each Note Holder's Pori Passu rights in the Security. This means the Representative will be the only party with the authority to take any enforcement action with respect to the Notes, foreclose or take any other action to realize upon the Notes or the Security, institute any action or proceeding to collect or enforce the Notes, commence or cause to be commenced any bankruptcy or similar proceeding against the Company, or commence or exercise any other right to remedy against the Company. The Note Holder shall execute the Intercreditor Agreement as part of the documents, prior to acceptance by the Manager. By doing so, all Note Holders shall be treated equally with respect to their rights of payment.

Note Holders Have No Right to Vote or to be Involved in Management

Note Holders cannot exercise any control over the Company's affairs and will not have any vote or influence over the Company, its investment policies, or any of its operations. The Manager will exercise complete control over the Company. The Manager has broad investment authority and may change its investment and underwriting policies (within the confines of its overall investment strategy) in its sole discretion, consistent with the duties it owes to all of the Note Holders. The Operating Agreement also provides that in its sole discretion, the Manager may withdraw from the Company at any time with one year notice, which may result in the Company's dissolution if a replacement is not named within such period.

Power of Attorney

Pursuant to the Intercreditor Agreement and the Subscription Agreement, the Note Holder appoints the Manager as the initial Representative, and any successor Representative, as determined by the Manager, as its true and lawful representative and attorney-in-fact in such Note Holder's name, place, and stead to make, execute, sign, acknowledge, file, and record all instruments, agreements, or documents as may be necessary or advisable to reflect the exercise by the Representative of any of the powers granted to it under the Subscription Agreement and the Intercreditor Agreement.

The Note Holder will further authorize the Representative to take any further action which the Representative shall consider necessary or advisable in connection with any of the foregoing, giving the Representative full power and authority to do and perform each and every act or thing whatsoever requisite to be done in and about the foregoing as fully as such Note Holder might or could do if personally present. The Note Holder shall be bound by any representation made by the Representative acting in good faith pursuant to such power of attorney, and the Note Holder will waive any and all defenses which may be available to contest, negate or disaffirm the action of the Representative taken in good faith pursuant to such power of attorney.

Tax Risks

General tax considerations.

As with any investment that generates income and/or loss and distributes cash, an investment has federal income tax risks. The significant tax risks are discussed in greater detail later in this Offering Circular. All Investors are encouraged to review the tax risk section with competent tax counsel.

Investors should understand the role of the Company and the United States Internal Revenue Service ("IRS") concerning the tax issues involved in any investment in the Company. The IRS may do any of the following:
 - Review the federal income taxation rules involving the Company and any investment in it, and issue revised interpretations of established concepts.
 - Scrutinize the proper application of tax laws to the Company, including a comprehensive audit of the Company at any time. The Company does not expect to fall under the reporting requirements for tax shelters, as the Company does not have the avoidance or evasion of Federal income tax as a significant purpose. If the Company borrows significant sums and incurs significant losses, however, the Company may be required to notify the IRS of its status as a tax shelter. The effect of such action is generally unknown, but could result in increased IRS scrutiny of the Company's taxes.

The Company will:
 - Retain an accounting firm to annually prepare a financial statement on the Company's behalf. At the discretion of the Manager, the Manager may at any time change accounting firms; and
 - Not apply to the IRS for any ruling concerning the establishment or operation of the Company.

Investors may be subject to state and local taxes and filings.

Even if you would not otherwise be subject to tax in certain states, you may be required to file tax returns in states where we invest. Certain jurisdictions may collect taxes through withholding at the company level or at the investment level and any amounts so withheld that are allocable to your investment may be treated as a distribution to you. It is expected that income and gain we earn will subject you to tax and filing requirements in an unknown number of jurisdictions. We urge you to consult your tax advisor regarding the applicability of state and local taxes to, and additional filing requirements associated with, an investment in the Company.

USE OF PROCEEDS

The net proceeds to the Company from the sale of the Notes will be equal to the aggregate principal amount of the Units we sell less our offering expenses. If we sell the maximum offering amount, which is $50,000,000, the net proceeds will be approximately $49,950,000.00, after deducting estimated expenses for the preparation, filing, printing, legal, accounting and other fees and expenses related to the offering of approximately $50,000.00. The Company intends to use the net proceeds from this offering to invest in Company Assets and originate and make non-consumer loans on real estate in target markets throughout the United States. The Company has not identified the particular investments it will make. Accordingly, an investor must rely upon the ability of the Manager in making investments consistent with the Company's investment objectives and policies. Although the Manager has been successful in locating investments in the past, the Company may be unable to find a sufficient number of attractive opportunities to invest its committed capital or meet its investment objectives. The Company does not intend to use net proceeds for the purpose of repurchasing equity interests in the Company, but because of the nature of the Company's cash flows, some proceeds from time to time may be used for such purposes. The proceeds will be used to compensate the Manager only to the extent that such proceeds may contribute to the fees of the Manager as discussed below under "Management" in this Offering Circular.

DESCRIPTION OF BUSINESS

Overview

DLP Positive Fixed Returns Fund LLC was organized as a Delaware limited liability company on March 6, 2017 pursuant to filing the Certificate of Formation with the Secretary of State of Delaware.

Investment Objectives and Strategy

The Company's objectives with respect to acquiring Assets are to effectively deploy the proceeds of this Offering in Assets which are expected to:
 - Preserve and protect each Note Holders' interests;
 - Provide the Note Holders with annualized returns that will vary from time to time, initially ranging from 5% to 10%, depending on investment size and duration of Note maturity (see the current Note Schedule);
 - Ultimately provide Note Holders with a full return of their invested funds.

No assurance can be given that these objectives will be attained or that the Company's capital will not decrease.

Strategy to Achieve Company Investment Objectives

The Company is a credit fund which will endeavor to produce attractive risk adjusted returns by making real estate backed loans. These loans will be loans made directly to real estate investors as well as provide senior participation and provide leverage facilities against loans made by other DLP funds that make loans directly to real estate investors. Loans will be made against real estate located throughout the US; with an expected focus on the East Coast.

Plan of Operation

The Manager will analyze and review a number of project investment opportunities on an ongoing basis.
THERE IS NO GUARANTEE THAT THE COMPANY WILL INVEST IN ANY PARTICULAR PROJECT OR OPPORTUNITY. FOR ANY NUMBER OF REASONS, THE COMPANY MAY OPT AGAINST PURSUING ANY PARTICULAR OPPORTUNITY.

The Company, either directly or through special purpose vehicles, which will be subsidiary funds owned by the Company, (each a "SPV") will provide capital to real estate investors including Affiliates of the Manager. The Company and/or any SPV(s) of the Company may choose to borrow money from time to time from one or more senior lenders ("Credit Facilities" or "Facilities") and may pledge one or more Company Assets as collateral for any such borrowing.

Any Facility shall be nonrecourse to the Members. The Manager (and/or its principals) and the Company may agree to provide its Guarantees for a given Facility but are not required to do so. Any Facility will likely have covenants that affect the Company, any SPVs, and the Manager.

Investments shall be made in markets in which the Manager feels confident and comfortable in its ability to invest and underwrite effectively.

The Company will typically originate and acquire Mortgage Loans that meet the following general criteria, subject to modification in the Manager's discretion:
 - Mortgage Loans made to real estate investors, including Affiliates, often for the acquisition and rehabilitation of non-owner occupied 1-4 unit residential, multifamily, and commercial properties.
 - The Mortgage Loans originated or acquired will generally be secured in first lien position.
 - The Mortgage Loans are expected to be relatively short term in nature, with terms typically ranging from 6 to 18 months.
 - The maximum Company level LTV will be 60% ; and maximum LTC of 70%.
 - The maximum asset level LTV will be 70%; and a maximum LTC of 80%.
 - A minimum of 90% of the loans made will be backed by single family or multi-family real estate; with a maximum of 10% backed by other commercial real estate asset classes.
 - Mortgage Loans made to Affiliates will be underwritten to the same standards as a Mortgage Loan made to a non-affiliated borrower.
 - Typically the Manager will cause an independent, third party appraisal to be performed to determine property value. However, the Manager may choose to determine property value through other means, such as broker price opinions, prior experience with similar properties.
 - Renovations will be monitored and construction funds will be released as the project progresses based upon a scope of work and draw schedule.
 - Borrowers will typically be required to demonstrate and document their experience in completing similar projects, as well as financial strength and credit-worthiness.
 - Personal guarantees from its principals shall typically be required.
 - The Company will sell and/or participate in loans with Affiliates of the Manager and with third parties with whom the Manager, or Affiliate of the Manager has a business relationship.
 - The Company may provide leverage to Affiliates or other real estate backed companies or funds.
 - The Company may purchase existing notes from other funds, lenders and Affiliates, which meet the criteria mentioned above.

The Company will further make investments into Affiliates' other funds, preferred equity investments and partnerships, the acquisition and disposition of non-performing notes as well as other real estate backed investment funds.

DESCRIPTION OF SECURITIES OFFERED

The following descriptions of our securities, certain provisions of Delaware law and certain provisions of our certificate of formation and operating agreement, which will be in effect upon consummation of this offering, are summaries and are qualified by reference to Delaware law, our certificate of formation and our operating agreement, copies of which are filed as exhibits to the offering statement of which this offering circular is a part. See "Where You Can Find More Information."

General

The Company is a Delaware limited liability company organized on March 6, 2017. The Company will sell Notes to its investors. ("Notes"). The Company operating agreement provides that it may issue an unlimited number of Notes as well as subsequent offerings with the approval of our Manager.

All of the Notes offered by this offering circular will be duly authorized and validly issued. Upon payment in full of the consideration payable with respect to the Notes, as determined by our Manager, the holders of such Notes will not be liable to the Company to make any additional investments with respect to such Notes Holders of Notes have no conversion, exchange, sinking fund or appraisal rights, no pre-emptive rights to subscribe for any securities of our Company and no preferential rights to distributions.

We intend to have a December 31 fiscal year end.

Distributions

We expect to distribute interest to the Note Holders as set forth in the Note Schedule.

Although we reserve the right to do so, we do not have any current intention to list our Units on a stock exchange or other trading market, nor is it expected that a public market for the Units will develop. We also do not anticipate that we will distribute other assets in kind (other than in the context of a roll up transaction).

Voting Rights

Note Holders cannot exercise any control over the Company's affairs and will not have any vote or influence over the Company, its investment policies, or any of its operations. The Manager will exercise complete control over the Company. The Manager has broad investment authority and may change its investment and underwriting policies (within the confines of its overall investment strategy) in its sole discretion, consistent with the duties it owes to all of the Note Holders.

Transfer Agent and Registrar

As of the date of this offering circular, we have not engaged a transfer agent, and do not intend to engage a transfer agent until such time as we are required to do so, or deem it to be in the best interest of the Company in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

PLAN OF DISTRIBUTION

We are offering up to $50,000,000.00 in Notes pursuant to this offering circular. Our investments will be primarily offered by associated persons of ours, through our Affiliate DLP Capital Advisors, LLC and through online platforms such as dlpcrowd.com. In conducting this offering, such persons and online platforms intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1.

DLP Capital Advisors, LLC, dlpcrowd.com and such other platforms as may be chosen by the Manager shall not be subject to the registration requirements of Section 304 of the JOBS Act because they will not offer and Sell securities pursuant to Section 4(a)(6) of the Securities Act, and, therefore, will not meet the definition of a "funding portal." This offering circular and supplements hereto will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the dlpcapitaladvisors.com website, as well as on the SEC's website at www.sec.gov.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of our sponsor and its affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Units, these materials will not give a complete understanding of this offering, us or our Units and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The Company is an Affiliate of the Dream Live Prosper family of companies in which Donald Wenner is the controlling principal. The stated purpose of the Dream Live Prosper Companies is "Living our dream to create prosperity through innovative real estate solutions."

Affiliates include, but are not limited to DLP Capital Advisors, LLC, DLP Realty, DLP Builders, Alliance Property Transfer, Direct Lending Partner, LLC, DLP Realty, DLPProperty Management, Good as New Ventures, LLC, DLP Interactive Media, LLC and DLP Realty Vacation Rentals and Management.

As of the end of 2017, the Dream Live Prosper family of companies was proud to have achieved some of the following benchmarks and successes:
 - 1,200+ homes sold
 - Over 300 current investors
 - Over 250 loans in portfolio
 - Over 3,500 multi-family & single family units owned and managed
 - Over $300 million in assets under management, and
 - Over $100 million combined annual revenue

In addition,
 - DLP Realty was ranked as the #1 Real Estate Team in PA and NJ and the #1 Real Estate Team in the United States as ranked by The Wall Street Journal (2017); and
 - DLP has made the Inc. 5000 Fastest Growing Companies in the US, 5 years in a row.

The Dream Live Prosper family of companies derives its success from its focus on its purpose, its core values, the hiring and development of top talent and a passion for excellence.

The Company and its Affiliates offer a number of competitive advantages which include:
 - A seasoned and experienced management team with developed relationships;
 - Extensive real estate acquisition and management experience;
 - Competitive lending terms and programs;
 - Established deal sourcing and underwriting processes;
 - Ability to adapt and manage operations as needed;
 - Innovative approach to internal and external products & offerings

Targets for 2022 for the Dream Live Prosper family of companies include:
 - $2 billion in total assets under management
  - $1 billion in real estate assets
  - $1 billion in loans

MANAGEMENT

The Manager of the Company is DLP PFR Management LLC, a Delaware limited liability company. The principals of the Manager are Donald Wenner and Robert Peterson. The Company does not have any employees at this time.

Name   Position Age Term of Office
--------------------------------------------------------------
Donald Wenner  CEO  33 N/A
Robert Peterson  CFO  59 N/A

Donald Wenner is the Founder & Chief Executive Officer (CEO) of DLP Capital Advisors LLC & the family of DLP Companies. Don has over 11 years of real estate sales and investment experience. He rapidly built the DLP brand from a startup into one of the top real estate companies in the country during the worst economic downturn since the Great Depression. Don's success has placed him and his team among the Top 15 Real Estate Professionals in the US as ranked by the Wall Street Journal for 2014-2017, including number 9 in 2017. He is also ranked number 1 in all of Pennsylvania, New Jersey, and New York, Don has closed over 6,000 real estate transactions as a principal, lender, or broker totaling over one billion dollars. He has successfully flipped hundreds of homes and owns and manages a portfolio of over 400 properties; 4,000 apartments; and 300 real estate loans throughout the East Coast, with concentrations in the SE & NE. Don is also the father to two boys, Donny (5) and Alex (4) & has been married to his amazing wife Carla for 7 years. Don studied Finance and Marketing at Drexel University.

Robert Peterson is the Chief Financial Officer (CFO) of DLP & a partner in the company. Robert has 35 years' experience in the commercial, retail and multi-family residential real estate industry as an accounting and finance professional with extensive asset management experience. Robert served for 10 years as the Vice President of Finance and Information Technologies at the Buckeye Companies, the largest full service commercial office building owner, contractor, property management, brokerage and automobile parking group of companies in Beverly Hills, California. He was the Treasurer and Chief Financial Officer for Malibu Bay Company, the largest commercial landowner and retail developer in Malibu, where he also served as the Director of Leasing for 10 years. He has had additional experience with high-end multi-family residential properties and condominium conversion projects. Robert spent 12 years as the General Manager and Chief Financial Officer of Citi National-Buckeye Building Company where he planned and directed the abatement, retrofit, reconstruction and was successful in achieving the 100% lease-up of a major 25 story high-rise office building in downtown Los Angeles. Robert has a Bachelor of Science degree in Accounting.

Don Wenner and Robert Peterson certify that neither of them individually, or as a principal of a business entity have filed for bankruptcy and neither have been charged or convicted in any criminal proceeding.

Employees

The key principals of DLP PFR Management, Inc., Donald Wenner and Robert Peterson are employed by the Company's Affiliate DLP Capital Advisors, LLC. The Manager has no direct employees.

Company Expenses

The Company will be responsible for all of its operating expenses including, without limitation, (i) all costs and expenses incurred in connection with identifying, evaluating, structuring, negotiating, developing, closing and servicing investments consummated by the Company (including, without limitation, any due diligence, travel, legal and accounting expenses, any deposits and commitment fees and other fees and out-of-pocket costs related thereto); (ii) taxes of the Company; (iii) all costs and expenses associated with obtaining and maintaining insurance for the Company and its assets, if any; (iv) all costs related to litigation (including threatened litigation) involving the Company, and indemnification expenses; (v) expenses and fees associated with third party auditors, accountants, attorneys and tax advisors and other professionals with respect to the Company and its activities; (vi) fees incurred in connection with the maintenance of bank or custodian accounts; (vii) brokerage points and commissions, referral and finder fees, and other investment costs incurred by or on behalf of the Company and paid to third parties; (viii) all expenses incurred in connection with the registration of the Company's securities under applicable securities laws or regulations; (ix) all expenses associated with the borrowing of funds and procurement of lines of credit; (x) all expenses of liquidating the Company or its investments; and (xi) other general ordinary Company administration and overhead expenses.

The Manager will be responsible for costs of its own personnel (including compensation and benefits), office space and general overhead expenses incurred in performing duties to the Company.

Management Fees

The Company does not have any employees, officers, or directors. The Manager is responsible for managing the Company. The Manager will receive compensation for its services to the Company, in the form of a base management fee and a management incentive fee, described in the following paragraphs.

The Manager will charge an annual Management Fee of 1% of the total Assets Under Management ("AUM"). The Management Fee shall be calculated, prorated, and paid at the end of each calendar month.

Donald Wenner and Robert Peterson may also receive distributions from the Company in their capacities as equity owners, as discussed below.

Investment by the Principals

DLP PFR Management, LLC is wholly owned by DLP Capital Advisors, LLC, a Pennsylvania limited liability company in which Donald Wenner and Robert Peterson are the Managing Member and Member respectively. The Manager will make, directly or indirectly through its Affiliates or members, a Capital Commitment to the Company of no less than five percent (5%) of the aggregate amount of Notes issued. The investment will be made as a member of the Company, and will be subordinate to the Notes issued to the Note Holders of the Company.

Fiduciary Duties of the Manager

Duties owed the Company by the Manager are prescribed by law and our Operating Agreement ("Operating Agreement"). The Act, provides that Delaware limited liability companies may, in their Operating Agreements, limit or eliminate any and all liabilities for breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement.

The Operating Agreement provides that the Manager will not be liable to the Company for losses resulting from errors in judgment or other acts or omissions unless the Manager acted fraudulently or in bad faith. Notwithstanding the foregoing, the Operating Agreement provides that neither the Manager nor any owner, director, officer, employee, or agent of the Manager shall be indemnified for any loss or damage incurred by them in connection with any judgment entered in or settlement of any lawsuit involving allegations that federal or state securities laws were violated by the Manager or by any such person in connection with the offer or sale of Units unless: (a) where the lawsuit is not settled, the person seeking indemnification successfully defends that lawsuit; and (b) indemnification is specifically approved by a court of law.

It is the position of the U.S. Securities and Exchange Commission that indemnification for liabilities arising from, or out of, a violation of federal securities law is void as contrary to public policy. However, indemnification will be available for settlements and related expenses of lawsuits alleging securities law violations if a court approves the settlement and indemnification, and also for expenses incurred in successfully defending such lawsuits if a court approves such indemnification.

The Operating Agreement provides that the Manager is not required to manage the Company as its sole and exclusive function. The Manager may have other business interests and may engage in activities other than those relating to the Company. The pursuit of such ventures by the Manager and/or Affiliates, even if competitive with the business of the Company, shall not be deemed wrongful or improper or a violation of any fiduciary duties by the Manager.

By subscribing to and holding our Units, each member will automatically agree to be bound by the provisions in our Operating Agreement, as may be amended from time to time. The failure of a member to sign our Operating Agreement does not render our Operating Agreement unenforceable against that person.

Indemnification and Exculpation

Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers and directors, our sponsor and our sponsor's shareholder and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers and directors, our sponsor and our sponsor's shareholder and affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its owners, directors, officers, employees and agents, will not be liable to the Company. In addition, pursuant to our operating agreement, we have agreed to indemnify our Manager, its owners, directors, officers, employees and agents, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of our Company and attorney's fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the Manager or one of our Manager's directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table presents information regarding the ownership of the Company's equity interests as of effective December 31, 2017 by:
 - our Manager;
 - each of our Manager's Principals;
 - each equity owner known by us to beneficially hold 10% or more of the Company's equity interests; and all of our Manager's Principals as a group.

Beneficial ownership is generally determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted, the address for each beneficial owner listed below is 604 Market Street St. Augustine, FL 32095.

    Number of Units   Percent of
Name    Beneficially Owned  Class(2)
Manager:
DLP PFR Management LLC   2   2%
DLP Capital Advisors LLC  98   98%

Managing Directors of Manager:
Donald Wenner    -   -
Robert Peterson    -   -
   TOTAL  100   100%

Other holders of 10% or more of the
Company's equity interests:
     0   0%
     0   0%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than the Manager's relationship to the Company as Manager, the Company has not engaged in, nor currently proposes to engage in, any transaction in which any of the Manager, any affiliates of the Manager, any other person holding more than a 10% interest in the Company, or any immediate family member of such persons, had or is to have a direct or indirect material interest.

CONFLICTS OF INTEREST

The Company is subject to various conflicts of interest arising out of its relationship with the Manager. None of the agreements and arrangements between the Company and the Manager, including those relating to compensation, resulted from arm's length negotiations. In addition, no assurances can be made that other conflicts of interest will not arise in the future. These conflicts of interest include, but are not
-----------------------------------------------------------
(2) Percentages are based on 100 Units outstanding.

limited to, the Receipt of Management Fee, Company Administration Fee and Loan Servicing Fees by the Manager.

The Manager will be paid the Management Fee, as a percentage of AUM, which is based on the Stated Value of the Company Assets (as determined by the Manager). Such Management Fee is intended to compensate the Manager for its services and was not negotiated on an arm's length basis. Since absent the existence of a Management Fee, Members might receive a higher rate of return, the interests of the Manager and the Investors are adverse in this respect.

Receipt of Other Asset Level Fees by the Manager and its Affiliates

The Manager and/or Affiliates may charge reasonable, market-based loan origination, extension, processing, underwriting, loan servicing, fund administration, accounting, legal, appraisal and inspection fees in connection with services provided in connection with the business of the Company. Direct Lending Partner may receive fees in connection with the origination of mortgage loans. DLP Realty may receive compensation in the form of commissions paid through the closing of the purchase or sale of a Company Asset. DLP Construction may receive compensation from the construction and project management services it provides to the Company's borrowers or the Company directly for properties it acquires through foreclosure. Alliance Property Transfer, LLC may receive compensation for title and escrow related services it provides to the Company' and/or the Company directly. All fees and compensation paid to Affiliates shall be market-based and commercially reasonable at all times.

Competition by the Company with Other Affiliated Companies

The Manager and its members may engage for their own accounts or for the accounts of others in other business ventures, including other public or private limited partnerships or limited liability companies. Neither the Company nor any holder of a Unit issued by the Company is entitled to an interest therein. The Manager's members invest in real estate or other activities similar to those of the Company for their own accounts, and expect to continue to do so. The Company's investment objectives and underwriting criteria may differ substantially from those of additional real estate investment programs sponsored by the Manager.

The Manager and its members may be members or managers of other entities which have investment objectives that have some similarities to the Company, which may cause the Manager's members to pursue investments that are competitive with those of the Company. However, the decision as to the suitability of the investment by the Company will be determined by the Manager in its sole discretion and will be based upon a review of the Company's investment portfolio and upon factors including but not limited to such as property location, investment size, net income, the effect of the investment on diversification of the Company's portfolio, and the amount of Company capital then available for investment.

Sale or Participation of Loans

The Company will purchase, sell and/or participate loans to Affiliates of the Manager and to third parties with whom the Manager, or Affiliates of the Manager have a business relationship.

Preferred Equity Investments

The Company will, either directly or indirectly, make preferred equity investments in assets, companies and funds which will include Affiliates.

Other Investments

Personnel of the Manager and its respective Affiliates involved in managing and executing responsibilities of the Manager may have investments in other companies, funds or accounts and real estate interests sponsored by or affiliated with the Manager as well as investments in non-affiliates. The performance of and financial returns on such other investments may be at odds with those of the Company.

Lack of Independent Legal Representation

The Manager and Company are not represented by separate counsel. The attorneys and other experts who have prepared the documents for this Offering also perform other services for the Manager. This representation will continue.

Manager as Member

The Manager is a Member of the Company and from time to time may invest additional amounts in the Company. Any further investment by the Manager will be made according to the then prevailing Unit Price and otherwise be in such form and in such amount as determined by the Manager in its sole discretion, without notice or approval of the other Members. The Manager may also determine to have the Company accept its investment while rejecting the investments of others (though it does not intend to do so). As additional Units are issued, the increase in Units may reduce the amounts the Company has available to make distributions to other Investors, as distributions will need to be distributed amongst more Units. In addition, the Manager will be eligible to have the same rights to request the Company to redeem its Units as any other Member. Any such Redemption may reduce the amount of funds available for the redemption or repayment of other Investors' interests.

Furthermore, the interests of the Manager in its capacity as a Member may be adverse to the interests of other Members.

Indemnification

Pursuant to the Operating Agreement, the Company will indemnify its Manager and any of its Affiliates, agents, or attorneys from any action, claim, or liability arising from any act or omission made in good faith and in performance of its duties under the Operating Agreement. If the Company becomes obligated to make such payments, such indemnification costs would be paid from funds that would otherwise be available to distribute to Investors or invest in further Company Assets. To the extent these indemnification provisions protect the Manager and its Affiliates, agents, or attorneys at the cost of the Investors in the Company, a conflict of interest may exist.

Other Services or Potential Compensation

The Company may engage Affiliates of the Manager to perform services for and on behalf of the Company and the Company may, in connection with such services, pay to such Affiliates brokerage commissions and fees, property management fees, and other compensation as described in this Offering. Affiliates of the Company may receive commissions or fees from unrelated third parties with whom the Company is purchasing or selling a real property asset or engaging in another transaction and, that in such event, such Affiliate may have a potentially conflicting division of loyalties and responsibilities regarding the Company and the other parties to the transaction.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax considerations relating to the purchase, ownership and disposition of the membership interests are significant and complex. It is impossible for any memorandum such as this to address all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules under US Federal income tax laws.

Therefore, all prospective investors are urged to consult their individual tax advisors with respect to the tax ramifications of any investment in, or holding of, any security of the company.

Under current law, the Company, which intends to be treated as a partnership for U.S. tax purposes, will be required to file a tax return with the IRS. If the tax returns of the Company are audited by the IRS, the tax treatment of the Company's income and deductions generally is determined at the Company level and U.S. tax deficiencies arising from the audit, if any, are paid by the Members that were partners for U.S. tax purposes in the year subject to the audit.

The Bipartisan Budget Act of 2015 ("BBA"), changed many of the rules relating to the Tax Matters Member or Partnership Representative and their representation of the entity (in this case the Company) with respect to all tax matters. Specifically, under the general rule imposed under new legislation, an audit adjustment of the Company's tax return filed or required to be filed for any tax year beginning during or after 2018 (a "Filing Year") could result in a tax liability (including interest and penalties) imposed on the Company for the year during which the adjustment is determined (the "Adjustment Year"). The tax liability generally is determined by using the highest tax rates under the Code applicable to U.S. taxpayers, in which case any Adjustment Year partners of the Company would bear the audit tax liability at significantly higher rates (including interest and penalties) arising from audit adjustments and in amounts that are unrelated to their Filing Year economic interests in the Company partnership items that were adjusted.

To mitigate the potential adverse consequences of the general rule, the Company may be able to elect to pass through such audit adjustments for any year to the Members who were partners in the Company for the Filing Year (instead of those who are partners/members in the Adjustment Year), in which case those partners generally would be responsible for the payment of any tax deficiency, determined after including their shares of the adjustments on their tax returns for the Adjustment Year. The ramifications of the BBA changes to the audit procedures and rules could be significant, and prospective investors are strongly encouraged to consult with competent and experienced tax advisors and counsel with respect to the BBA changes, before making an investment in the Company.

AS REQUIRED BY U.S. TREASURY REGULATIONS GOVERNING TAX PRACTICE, YOU ARE HEREBY ADVISED THAT ANY WRITTEN TAX ADVICE CONTAINED HEREIN WAS NOT WRITTEN OR INTENDED TO BE USED (AND CANNOT BE USED) BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF THE UNITED STATES; THE ADVICE WAS PREPARED TO SUPPORT THE PROMOTION OR MARKETING OF TRANSACTIONS OR MATTERS ADDRESSED BY THE WRITTEN ADVICE; AND PROSPECTIVE INVESTORS REVIEWING THIS DISCUSSION SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, AND LOCAL INCOME TAX CONSEQUENCES IN THEIR PARTICULAR SITUATIONS OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF INTERESTS, AS WELL AS ANY CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

ERISA CONSIDERATIONS

In considering the acquisition of Units to be held as a portion of the assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA ("a Benefit Plan" or "Plan"), a Plan fiduciary, taking into account the facts and circumstances of such trust, should consider, among other things: (a) the effect of the "Plan Asset Regulations" (Labor Regulation Section 2510.3-101) including potential "prohibited transactions" under the Code and ERISA; (b) whether the investment satisfies the "exclusive purpose," "prudence," and "diversification" requirements of Sections 404(a)(1)(A),(B) and (C) of ERISA; (c) whether the investment is a permissible investment under the documents and instruments governing the plan as provided in Section 404 (a)(1)(D) of ERISA; (d) the Plan may not be able to distribute Units to participants or beneficiaries in pay status because the Manager may withhold its consent; and (e) the fact that no market will exist in which the fiduciary can sell or otherwise dispose of the Units and the Company has no history of operations. The prudence of a particular investment must be determined by the responsible fiduciary with respect to each employee benefit plan, taking into account the facts and circumstances of the investment.

Any Investor that invests funds belonging to a qualified retirement plan or IRA should carefully review the tax risks provisions of this Offering Circular as well as consult with their own tax advisors. The contents hereof are not to be construed as tax, legal, or investment advice. PROSPECTIVE BENEFIT PLAN INVESTORS ARE URGED TO CONSULT THEIR ERISA ADVISORS WITH RESPECT TO ERISA AND RELATED TAX MATTERS, AS WELL AS OTHER MATTERS AFFECTING THE BENEFIT PLAN'S INVESTMENT IN THE COMPANY. MOREOVER, MANY OF THE TAX ASPECTS OF THE OFFERING DISCUSSED HEREIN ARE APPLICABLE TO BENEFIT PLAN INVESTORS WHICH SHOULD ALSO BE DISCUSSED WITH QUALIFIED TAX COUNSEL BEFORE INVESTING IN THE COMPANY.

HOW TO SUBSCRIBE

How to Become and Investor

In order to invest, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement in the form attached to this offering circular as Appendix A, and wire funds for its subscription amount in accordance with the instructions provided therein. Settlement may occur up to 45 days after a prospective investor submits a subscription agreement, depending on the volume of subscriptions received. An investor will become a member of our Company, including for tax purposes, and the shares will be issued, as provided in the operating agreement and subscription agreement. The number of shares issued to an investor will be calculated based on the price per share in effect on the date we receive the subscription. We reserve the right to reject any investor's subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a "qualified purchaser" for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor's subscription is rejected, all funds received from such investors will be returned without interest or deduction.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of our initial offering statement, we became subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, or telephoning us at:

DLP Positive Fixed Returns Fund, LLC
604 Market Street
St. Augustine, FL 32095
(800) 350-8061

INDEX TO FINANCIAL STATEMENTS DLP POSITIVE FIXED RETURNS FUND, LLC
Independent Auditor's Report F-1

GLOSSARY OF DEFINED TERMS

The following terms shall have the meaning ascribed to them below when used elsewhere in this Offering Circular with the initial letter capitalized. Other capitalized terms found throughout this Offering Circular and not defined below or in the body of the Offering Circular shall have the meaning as ascribed to them in the Operating Agreement:

"Affiliates" shall mean The Affiliates of the Manager include, but are not limited to Don Wenner Home Selling Inc. dba DLP Realty, DLP Property Management, DLP Management Group, LLC, DLP Realty Investments, LLC dba DLP Builders, Direct Lending Partner, LLC, and Alliance Property Transfer, LLC, as well as other funds including DLP Fixed Fund I, LLC, DLP Income & Growth Fund I, LLC, DLP Equity Fund, LP and DLP Equity Fund II, LLC. Affiliates shall also include any existing or any such future entities and funds in which Don Wenner is either directly or indirectly related.

"AUM" means total Company Assets under management. AUM shall be determined by the Manager based on consistently applied methodology which may be updated, modified. or improved in its sole discretion.

"Broker/Dealer" means a licensed broker/dealer employed by the Manager for the purpose of locating Investors for this Offering.

"Capital" shall mean the all capital invested by Members.

"Cash-Out Notice" shall mean that 60-day notice required to be given to the Manager from any Note Holder prior to (or after) a Note's Maturity Date of the Note Holder's desire to be cashed out of such Note.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" shall mean the property and interests securing a Mortgage Loan, primarily real property.

"Credit Facility" or "Facility" means any secured line of credit, including obligations to Note Holders, warehouse lines, and/or individual loans from any lender, secured in first position by one or more of the Company Assets.

"Cumulative" means that any shortfall of a Preferred Return in a given month shall carry forward until paid.

"Distributable Cash" means at the time of determination by the Manager, cash generated from the Company's Assets and other operations of the Company after payment of or provision for the following expenses (a) interest and principal payments due under any Credit Facility or any other amounts borrowed by the Company, (b) Company Expenses, and (c) such amounts as the Manager deems reasonable in order to provide for any anticipated, contingent or unforeseen expenditures or liabilities of the Company. Distributable Cash shall be determined without regard to (i) capital contributions made by Members or (ii) principal advanced on Company indebtedness. Distributable Cash shall be determined by the Manager in its sole discretion.

"Distributions" means amounts which from time to time are distributed to Note Holders, at the Manager's discretion, but subject to the limitations on discretion set forth in the Operating Agreement.

"Early Repayment Fee" means a fee up to 5% as determined by the Manager, of the original principal balance of the Note, plus an amount equal to the interest rate differential between the original interest stated on the Note and the interest allocable to the shortened holding period, per the original executed Note Schedule, will be charged for any Notes repurchased early. The Manager may or may not approve a request for a premature Redemption in its sole discretion.

"Company Assets" or "Assets" means any and all assets of the Company including Mortgage Loans, real property, contracts or notes receivable, cash, or any other asset or receivable of the Company.

"Company Expenses" means Company organizational costs, CPA and accounting related costs for tax return preparation, financial statement preparation and/or audits, legal fees and costs, filing, licensing or other governmental fees, other third party audits, loan servicing fees, insurance costs (including without limitation GL, D&O, E&O and Fidelity), Company administration costs, fees associated with any Credit Facilities; and any other expenses associated with operation of the Company or management of its Assets. Expenses may include expenses for services provided by Affiliates and costs and expenses may be apportioned and/or reimbursed to or from Affiliates.

"Intercreditor Agreement" means the Intercreditor Security Agreement signed by each Note Holder, the Manager on behalf of the Company, and the Manager as Note Holder Representative.

"Investor" means the purchaser of Notes pursuant to this Offering ("Note Holder"). "IRS" means the United States Internal Revenue Service.

"Leverage" means any note obligations of the Company on credit facilities; participations agreements; or Company note offerings.

"LTC" means the ratio of the loan amount (or unpaid principal balance) of any Mortgage Loan to the total acquisition costs at the time of acquisition of the property that secured the Mortgage Loan, including, without limitation, closing costs, title, recording and conveyancing fees, transfer taxes or documentary stamp taxes, pro-rata adjustments, lenders fees and origination charges.

"LTV" means the ratio of the loan amount (or unpaid principal balance) of any Mortgage Loan to the real property Collateral that secures that Mortgage Loan.

"Management Fee" means that 1% of AUM as an annual fee (payable as 0.0833% of AUM monthly) to be paid by the Company to the Manager. The Management Fee will be deemed earned daily and paid to the Manager on the last day of each calendar month, based upon the AUM as of the payment date as calculated by the Manager in its sole discretion. The Management Fee shall be paid by the Company prior to making any interest payments to Note Holders.

"Manager" means DLP PFR Management LLC, a Delaware limited liability company.

"Maturity Date" means the date upon which a Note is due and payable in full as stated in the Note.

"Money Market Account" means one or more accounts in which the Company's available cash will be placed. Each Money Market Account will consist of investments that are immediately liquid, and that, in the Manager's judgment, are sufficiently safe while producing a yield, if any, on the Company's cash.

"Mortgage Loans" means the loans originated or acquired by the Company (either in whole or in participation interests) from or through the Manager and which are secured by real estate.

"Note" or "Notes" mean a Note or the Notes issued from the Company to a Note Holder, to be executed by the Manager.

"Note Holder" means any purchaser of Note(s) pursuant to this Offering.

"Note Rate" means the total interest rate payable under a Note.

"Note Schedule" means the matrix summary of Note rates and terms offered to Investors as modified periodically by the Manager.

"Offering" shall mean the issuance of Notes in the Company pursuant to the terms of the Offering Circular, the Operating Agreement, the Intercreditor Agreement, the Subscription Booklets, and other related documents.

"Open Redemption Option" shall mean an option for a Note Holder to demand repayment of its Note at any time following the initial ninety (90) period from the date of investment by providing the Manager with ninety (90) days advance written notice.

"Operating Agreement" means the Operating Agreement of the Company, to be executed by the Manager as well as each Member of the Company.

"Pari Passu" means proportionally, at an equal pace with, and without preference over other Investors of the same status.

"Participation" shall mean an investment by the Company in which it owns some undivided percentage interest in a Mortgage Loan.

"Repayment" means the Company's paying of cash to a Note Holder to satisfy the Note Holder's outstanding Note. The Manager shall have the right, at all time to repay a note prior to its Maturity Date.

"Reinvest," "Reinvestment," or "Reinvestment Option" each refer to a Note Holder's election to add to its Note balance in lieu of receiving its interest payment in cash.

"SEC" means the United States Securities and Exchange Commission.

"Security" means the collateral securing the Notes.

"Stated Value" shall mean the figure used by the Company as the value for each Asset it owns to assist in determining the AUM. The Stated Value of each individual Company Asset shall be determined on the last day of each calendar quarter by the Manager in its sole discretion. The Manager, however, shall establish and follow a methodology for determining the Stated Value and may modify, alter, or improve the methodology from time to time in its sole discretion.

"Subscription Booklets" shall mean that package of documents provided to Investors for the purposes of evaluating the Offering and purchasing Notes in the Company. The Note Holder Subscription Booklet shall include this Offering Circular, the Operating Agreement, the Intercreditor Agreement, a sample Note, the Note Subscription Agreement, and the Investor Suitability Statement.

PART III - EXHIBITS
Exhibit No. Description
2.1  Certificate of Formation of DLP Positive Fixed Returns Fund LLC
2.2  Operating Agreement of DLP Positive Fixed Returns Fund LLC
4.1  Form of Subscription Package (included in the Offering Circular)
11.2  Consent of Gordon & Rees Scully Mansukhani (included in Exhibit 12.1)*
12  Form of Opinion of Counsel as to the legality of the securities being registered*

*To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, duly authorized, in St. Johns County, State of Florida, on the
26th day of  February, 2018 .

DLP POSITIVE FIXED RETURNS FUND LLC

By: DLP PFR MANAGEMENT, LLC
Its: Manager

By: DLP Capital Advisors, LLC
Its: Sole Member

By:  Digitally signed by Donald Wenner
Donald Wenner DN:cn=Donald Wenner,o,ou
  email=don@dreamliveprosper.com,c=US
  Date: 2018.02.26 09:04:43 -05'00'
Name: Donald Wenner
Title: Managing Member

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

DLP PFR MANAGEMENT, LLC

By: DLP Capital Advisors, LLC
Its: Sole Member

By:
Name: Donald Wenner
Title: Managing Member

NOTE SCHEDULE*
Effective:

              Open Redemption 3 Year 5 Year
$50,000- $249,900 5.0%  6.0% 6.5%
$250,000-$499,900 6.0%  7.0% 7.5%
$500,000-$999,900 7.0%  7.5% 8%
$1,000,000-$4,999,000 7.5%  8.0% 8.50%
$5,000,000+         8.0%  9% 10.0%

* Subject to periodic change.